Exhibit 99.4

Consent of Person Named as About to Become Director

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form F-4 of Henderson Group plc, and all amendments thereto (the “Registration Statement”) and any related prospectus or prospectus supplement filed pursuant to Rule 424 promulgated under the Securities Act of 1933, as amended, as a person anticipated to become a director of Henderson Group plc upon completion of the merger described therein, and to the filing of this consent as an exhibit to the Registration Statement.

Date: March 20, 2017

By	/s/ Glenn Schafer
Name: Glenn Schafer